EXHIBIT 28(j) 14 UNDER FORM N-1A

EXHIBIT 8 UNDER ITEM 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 148 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our reports, dated May 21, 2015, on Federated Real Return Bond Fund, Federated Floating Rate Strategic Income Fund and Federated Fund for U.S. Government Securities (three of the portfolios constituting Federated Income Securities Trust) included in the Annual Shareholder Reports for the fiscal year ended March 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 21, 2015